Exhibit 10.2

AGREEMENT

THIS AGREEMENT is entered into this 18th day of October, 2019, between the United States Department of the Interior Office of Surface Mining, Reclamation and Enforcement (“OSMRE”), Contura Coal West, LLC (“Contura”), FM Coal, LLC (“FM Coal) and Eagle Specialty Materials, LLC (“Eagle”).

RECITALS:

WHEREAS, Contura is the holder of Wyoming Department of Environmental Quality Permit No. 428-T7 for the Eagle Butte Mine located in Campbell County, Wyoming and Wyoming Department of Environmental Quality Permit No. 214-T8 for the Belle Ayr Mine located in Campbell County, Wyoming (collectively referred to as the “Permits”);

WHEREAS, Contura sold the Eagle Butte Mine and the Belle Ayr Mines to Blackjewel LLC (“Blackjewel LLC”) on December 8, 2017, permitting Blackjewel to operate under the Permits from and after that date pending the transfer of the Permits to Blackjewel;

WHEREAS, Blackjewel and certain affiliates filed Chapter 11 bankruptcy petitions on July 1, 2019, and there are unusual circumstances resulting from the filing of that bankruptcy by Blackjewel;

WHEREAS Blackjewel is presently the assignee of Contura’s Federal coal leases, critical aspects of surface coal mining operations on the Permits;

WHEREAS hundreds of workers at these two mines in Wyoming were unexpectedly thrown out of work by the filing of bankruptcy by Blackjewel;

WHEREAS Eagle is willing to restart mining operations at Eagle Butte and Belle Ayr and is willing to continue mining operations on the Permits in accordance with the existing mining and operation plans for the Permits;

WHEREAS Eagle has agreed that it will operate those mines consistent with the current mining and reclamation plans for the two mines and will re-employ as many of Blackjewel’s miners as possible;

WHEREAS Eagle needs the cooperation of Contura in order to have the Permits transferred to it and to transfer or otherwise obtain the reclamation bonds, royalty bonds, mineral leases and other rights needed to operate The Permits; and

WHEREAS Contura is willing to cooperate in the transfer from Contura to Eagle of the Permits and to transfer or otherwise cooperate with Eagle as it obtains reclamation bonds, royalty bonds, mineral leases and other rights needed to operate those two permits only if it is released as a controller of the Permits from the date Eagle assumes operational responsibility for the Permits to the date the Permits are transferred to Eagle, and Eagle obtains the necessary reclamation bonds, royalty bonds, mineral leases and other necessary mineral rights related to the Permits;

NOW THEREFORE, in consideration of these premises, Contura, FM Coal, Eagle and OSMRE intend to be legally bound by, and knowingly, voluntarily, and mutually agree to, the terms and conditions described fully below:

(a)	Neither Eagle nor FM Coal will operate the Permits until such time as Eagle or FM Coal posts reclamation bonds for the Permits in an amount that satisfies the Wyoming regulatory authority and meets all other Federal, state, and local requirements that will allow Eagle to operate the Permits;

(b)	Owing to the bankruptcy of Blackjewel, OSMRE will not attempt to link Contura to any SMCRA violation created by Eagle from the time Eagle or its designee or contractor, or any other Eagle affiliate assumes operational responsibility for the Permits through and until the time that the Permits are transferred to Eagle;

(c)	OSMRE will not attempt to make Contura or any of the owners or controllers of Contura liable for the abatement of any SMCRA violation created by Eagle from the time Eagle or its designee or contractor, or any other Eagle affiliate assumes operational responsibility for the Permits through and until the time that the Permits are transferred to Eagle or its designee or any other Eagle affiliate;

(d)	Eagle will use its best efforts to avoid creating mining conditions that will lead to the issuance of SMCRA violations and will promptly abate any such violation cited or pointed out by OSMRE or the Wyoming regulatory authority;

(e)	Contura and Eagle will work expeditiously in accordance with SMCRA and the Wyoming regulatory program to complete the transfer of the Permits.

(f)	Eagle will operate those mines consistent with the current mining and reclamation plans for the two mines and will re-employ as many of Blackjewel’s miners as possible;

(g)	As long as Contura is the primary bonded party on the Permits, the Contura reclamation bonds can be called or forfeited in accordance with Wyoming’s counterpart to SMCRA and the rules and regulations that implement it; provided, however, any such bond forfeiture shall not be linked to or held against Contura or any of its affiliates, officers, directors, owners or controllers under the Applicant Violator System. Contura’s liability as the primary bonded entity will continue until such time as those reclamation bonds posted as of the date of this Agreement are released or replaced under Wyoming law;

(h)	This Settlement Agreement does not establish any precedent and cannot be used by Contura or Eagle or any other organization in an attempt to justify similar terms in any subsequent SMCRA case, administrative appeal, complaint, claim, case, or matter before the courts or administrative tribunals of the United States of America or any State.

(i)	The parties may modify, renegotiate, or cancel the terms of this Settlement Agreement only by mutual written consent signed and dated by Contura, FM Coal, Eagle and OSMRE;

(j)	If any paragraph or portion of this Settlement Agreement is determined to be unenforceable, the rest and remainder of this Settlement Agreement will remain in full force and effect;

(k)	Contura and Eagle agree and acknowledge that any failure to meet and satisfy any of their obligations under this Settlement Agreement will constitute a breach of this Settlement Agreement, giving OSMRE and the Wyoming regulatory authority the right to any appropriate remedy permitted by law, including but not limited to bond forfeiture; and,

(l)	FM Coal is an affiliate of Eagle and may provide guaranties, obtain surety bonds and/or execute documents related to the transaction proposed herein, and so agrees to be bound to the same terms and conditions stated herein.

All terms and conditions relied upon by the parties are contained in this Settlement Agreement. There are no oral or unwritten promises that are being relied upon by the FM Coal, Eagle, Contura or OSMRE.

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EXECUTED BY THE PARTIES AS INDICATED:

For OSMRE:

/s/ Lanny Erdos	10/1/19
Lanny Erdos	Date
Principal Deputy Director, exercising the authority of the Director

For Contura:

/s/ C. Andrew Eidson	10/7/19
C. Andrew Eidson	Date
President, Manager and Treasurer

For FM Coal:

Michael T. Costello	10/18/19
Michael T. Costello	Date
Its authorized agent

For Eagle:

Michael T. Costello	10/18/19
Michael T. Costello	Date
Its authorized agent